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Exhibit 4.7

CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSION.

AGREEMENT

between

Wavecom S.A.
12, boulevard Garibaldi
92442 Issy-les Moulineaux Cedex, France
—in the following referred to as "Wavecom"—

and

Siemens Aktiengesellschaft, Berlin and München,
Wittelsbacherplatz 2, 80333 München, Federal Republic of Germany
—in the following referred to as "Siemens"—

both, Wavecom and Siemens hereinafter referred to collectively as "Parties", individually
as "Party"

        WHEREAS, Siemens is the owner of essential patents relating to the GSM-Standard;

        WHEREAS, Wavecom desires to make lawful use of inventions covered by said patent rights, and to that end desires to acquire the licenses herein granted;

        WHEREAS, ETSI, to which both Siemens and Wavecom are members, provides some rules framing the conditions under which such licenses should be granted to interested parties, namely in the ETSI IPR Policy;

        WHEREAS Wavecom must take care that the maximum cumulated royalty rate paid for essential GSM patents should not exceed a reasonable amount;

        NOW, THEREFORE, in consideration of the premises, the license granted herein by Siemens to Wavecom, the parties agree as follows:

1 DEFINITIONS

        The terms used in this Agreement shall have the following meanings:

        "GSM Standard" shall mean the technical specifications or recommendations promulgated by ETSI and known as the Global System for Mobile Communication Standard (including GPRS (Global Packet Radio Service)), as well as IS-136, EDGE, DCS 1800/1900 namely the Pan European Digital Cellular radiotelephone service (including Personal Communications Network services, presently known in Europe as DCS 1800 and in the United States as PCS 1900) as various derivations thereof that do not fundamentally alter the character thereof, and including future modifications and extensions thereof.

        "Effective Date" shall mean October 31st, 2001.

        "Five Year Period" shall mean the period commencing on Effective Date and having a duration of five (5) years.

        "Licensed Patents" shall mean Essential Patents including but not limited to the patents as listed in the Annex to this Agreement and in any case each and every patent, which has been or should have been declared to ETSI as an Essential Patent in view of the GSM Standard,

  (i)
  which are owned or controlled by Siemens or any of its Subsidiaries at any time during the Five Year Period, or

  (ii)
  with respect to which, and to the extent to which, Siemens or its Subsidiaries shall at any time during the Five Year Period have the right to grant the licenses as foreseen in this Agreement without payment of royalties or any other consideration to any third party (except for inventor compensation).

    However, in connection with the divestiture of its semiconductor components business Siemens has transferred its semiconductor patents to Infineon Technologies Aktiengesellschaft, Munich. Such patents are not covered by the definition of Licensed Patents even if they are still registered with certain patent authorities in the name of Siemens or any of its Subsidiaries. Likewise all patents owned or controlled by Osram GmbH, Munich, are not covered by the definition of Licensed Patents. To the best of Siemens knowledge, Siemens has retained and has not transferred to Infineon or Osram any Essential Patents which originated at Siemens Information and Communication Mobile (ICM) division.

        "Essential Patents" shall mean all patents and utility models and any applications therefor, that would necessarily be infringed upon implementation of the GSM Standard. A patent is necessarily infringed hereunder only when it is not possible to avoid infringing it because (i) there is no technical non-infringing alternative for implementing the GSM Standard, or (ii) there is no commercially plausible non-infringing alternative for implementing the GSM Standard or functions generally required in the GSM market place, taking into account normal technical practice and the state of the art generally available.

        "Licensed Product" shall mean any product implementing, enabling or using a feature or a function under the GSM Standard or any part of same including complete assemblies, subassemblies and chips. Licensed Product include any Modem or Module or Chip for communication implementing any GSM-Standard. In case of multi mode products including GSM as well as other standards (e.g. UMTS) the royalty base for the GSM part shall be deemed [**]% of the complete multi mode product, unless Wavecom demonstrates otherwise taking into account the non GSM related part of the product. Licensed Product shall not include infrastructure products for mobile communications, such as base stations, or base station controllers or any part of same including complete assemblies, subassemblies and chips.

        "Modem" shall mean a stand alone voice and / or data communication device operating according to the GSM Standard. It comprises in a common housing a SIM card holder and interfaces to external voice and / or data sources, power supply and antenna.

        "Chip" shall mean a "pure "or "hybrid" integrated circuit operating according to the GSM Standard. For the avoidance of doubt, chip manufacturing technology shall not be included in this definition as long as they do not fall under Essential Patent.

        "Module" shall mean a voice and / or data communication device on a printed circuit board with at least one integrated circuit operating according to the GSM Standard. It is designed to be integrated into specific devices such as Mobile Phones, Modems etc.

        "Global Sales" shall mean the cumulative Wavecom worldwide Sales of the Licensed Products at the Net Selling Price.

        "Net Selling Price" shall mean the actual price at which a Sale of Licensed Product to a Customer occurred, taking into account (i) any trade and quantity discounts or rebates and cash discounts or rebates; (ii) any credits or allowances given or made for rejection or return of previously Sold Licensed Products; and excluding (iii) cost of insurance and transportation or delivery of the Licensed Product, and excluding (iv) sales taxes, use tariff, import, export duties, excise, and value added taxes and custom duties levied or imposed upon the Sale of such Licensed Product.

        "Sold", "Sale", "Sell" shall mean make, sold, leased or otherwise transferred of a Licensed Product to a Customer and a sale shall be deemed to have occurred upon, shipment or invoicing by Wavecom or its Subsidiaries of the Licensed Product, whichever shall first occur. For the avoidance of doubt, an internal use, sale or transfer of a Licensed Product to a Wavecom Subsidiary shall not be considered as a Sale. For the avoidance of doubt, a transfer free of charge to a Customer or potential customer for experimental use shall not be considered as a Sale.

        "Customer" shall mean any customers of a Licensed Product, excluding Siemens or any of Siemens' Subsidiaries.

        "Subsidiary" of a Party shall mean any corporation or other legal entity (i) the majority (more than 50%) of whose shares or other securities entitled to vote fore election of directors (or other managing authority) is now or hereafter owned or controlled by such Party either directly or indirectly or (ii) which does not have outstanding shares or security but the majority (more than 50%) of the equity interest in which is now or hereafter owned or controlled by such Party either directly or indirectly, but only for so long as such ownership or control exists.

        "Wavecom Essential Patents" shall mean all Essential Patents (i) which are owned or controlled by Wavecom or any of its Subsidiaries at any time during the Five Year Period, or (ii) with respect to which, and to the extent to which, Wavecom or its Subsidiaries shall at any time during the Five Year Period have the right to grant the licenses as foreseen in this Agreement without payment of royalties or any other consideration to any third party (except for inventor compensation).

2 LICENSE FROM SIEMENS TO WAVECOM

        2.1  Subject to the terms and conditions of this Agreement, including but not limited to timely payment of the license fees and royalties set forth herein Siemens and its Subsidiaries hereby grants to

Wavecom and its Subsidiaries a personal, non-transferable, non-exclusive, world-wide, perpetual license to use the hereby Licensed Patents to develop, manufacture, install, test, make, import, have imported, repair, have made, have repaired, use, offer for Sale, Sell and distribute, directly or indirectly, Licensed Products. Such license also includes to use and have used, to import, have imported, and to maintain and have maintained machines, tools, materials and other instrumentalities, and to use and have used methods and processes, insofar as such machines, tools, materials, other instrumentalities, methods and processes are involved in or incidental to the development, manufacture, installation, testing or repair of Licensed Products.

        2.2  The license granted herein shall be retroactive to Wavecom's first use of Licensed Patents.

        2.3  Siemens will not assert against Wavecom's Customers Licensed Patents which are implemented in Licensed Products. The same applies with respect to combinations of Licensed Products with other products which combinations would infringe Licensed Patents, and which combinations are in the scope of the intended use of Wavecom's Licensed Products.

3 COMPENSATION

        3.1  For the use of Licensed Patents prior to Effective Date Wavecom shall pay to Siemens a lump sum license fee of [**] (which corresponds to [**]% of Wavecom's Global Sales prior to Effective Date, without accuracy and by exception to Article 6 which shall become due as follows:

  •
  [**] within [**] after the last signature of this Agreement; and

  •
  [**] on or before [**].

        3.2  Furthermore, Wavecom shall pay to Siemens a royalty of [**]% of Wavecom's Global Sales during each calendar quarter.

        3.3  The royalties specified in section 3.2 are also due for such Wavecom's Licensed Products which are manufactured by Wavecom before, but Sold after termination of this Agreement.

        3.4  Upon Wavecom's request Siemens is prepared to negotiate with those Customers of Wavecom who do not yet have a license under Siemens' Licensed Patents a specific license agreement with regard to the royalty payments to Siemens which would otherwise be due by Wavecom. It is the sole discretion of Siemens to enter in such specific license agreement. This provision applies only to such license agreements which contain a running royalty scheme for Siemens.

        3.5  In view of the continuous changes in the GSM market and in the list of essential patents declared to ETSI, Wavecom shall have the right to request from Siemens a renegotiation of the financial terms of this Agreement upon production of evidences that Siemens' royalty rates are unreasonably high vis-a-vis the rates of comparable licensors for comparable license agreements, and the Parties shall then enter into good faith negotiations.

4 LICENSE FROM WAVECOM TO SIEMENS

        4.1  As further compensation for the licenses granted herein from Siemens to Wavecom and its Subsidiaries, Wavecom further agrees to grant to Siemens and its Subsidiaries a fully paid up irrevocable, world wide, royalty free, non-exclusive, non-transferable and perpetual license under Wavecom Essential Patents to develop, manufacture, install, test, make, import, have imported, repair, have made, have repaired, use, offer for Sale, Sell and distribute, directly or indirectly any GSM products. Such license also includes to use and have used, to import, have imported, and to maintain and have maintained machines, tools, materials and other instrumentalities, and to use and have used methods and processes, insofar as such machines, tools, materials, other instrumentalities, methods and processes are involved in or incidental to the development, manufacture, installation, testing or repair of GSM products.

        The license granted herein shall be retroactive to Siemens' first use of the above Wavecom Essential Patents. Wavecom will not assert against Siemens' customers above Wavecom Essential

Patents which are implemented in Siemens' products. The same applies with respect to combinations of Siemens' products with other products which combinations would infringe above Wavecom Essential Patents, and which combinations are in the scope of the intended use of Siemens' products.

        4.2  In case of an inadvertent infringement of any other Wavecom patent by Siemens the Parties will enter into good faith negotiations to find a fair solution within a reasonable time period. During such negotiations Wavecom will refrain from legal action. The foregoing applies accordingly in case Wavecom infringes inadvertently a Siemens patent which is not a Licensed Patent.

5 STATEMENTS AND PAYMENTS

        5.1  Wavecom shall render royalty statements quarterly within thirty (30) days after the end of each calendar quarter. Wavecom shall furnish to Siemens, Licensing & Transactions, P.O.Box 221634, D-80506 München, written royalty statements showing the Global Sales by Wavecom during the respective calendar quarter and a calculation of the royalties due. If no Licensed Products have been Sold by Wavecom during said quarter, then Wavecom shall send to Siemens a written certificate certifying that no Sale has occurred.

        5.2  The first royalty statement shall indicate the Global Sale of Licensed Products which Wavecom achieved in November and December 2001.

        5.3  Siemens shall invoice Wavecom according to Wavecom royalty statements and Wavecom shall pay Siemens' invoices within fifteen (15) days from date of receipt of such invoice. Royalties due under this Agreement shall be paid in Euro (€) to the account of Siemens at Commerzbank München, account No. [**].

        5.4  To the extent that the Sales of Licensed Products are made by Wavecom outside the countries having € as their national currency Wavecom shall convert the portion of the royalty payable to Siemens into € at the official rate of exchange of the currency used for the respective Sales, as quoted by the U.S. Wall Street Journal (or the Chase Manhattan Bank or another agreed-upon source if not quoted in the Wall Street Journal) for the last business day of the calendar quarter in which such Sales were made.

        5.5  In case of a delay by Wavecom in the making of any payment due hereunder Siemens is entitled to claim interest on such payment form the date it was due until it is made at the rate of [**]% above the then current EURIBOR rate.

        5.6  Any taxes, duties or imposts other than income or profits taxes assessed or imposed upon the sums due hereunder in Germany, shall be borne and discharged by Wavecom and no part thereof shall be deducted from the amounts payable to Wavecom under any clause of this Agreement, said amounts to be net to Siemens, free of any and all deductions. Notwithstanding the foregoing, in the event sums payable under this Agreement become subject to income or profits taxes under the tax laws of any country and applicable treaties between Germany and such country, Wavecom or any of its Subsidiaries may, if and to the extent required by law, withhold from each payment the amount of said income or profits taxes due and required to be withheld of each payment. Wavecom or its respective Subsidiaries will furnish to make available to Siemens relevant receipts regarding the payment of any country taxes paid over to any country's government on behalf of Siemens. Such tax receipts will clearly indicate the amounts that have been withheld form the gross amounts due to Siemens. Any and all other taxes, levies, charges or fees will be paid by Wavecom or its Subsidiaries for their own account.

6 RECORDS AND AUDITS

        6.1  Wavecom shall itself keep and also cause its Subsidiaries to keep accurate and complete books and records concerning its Global Sales of Licensed Products and containing supporting information sufficient to evidence the accuracy of the royalties due to Siemens.

        6.2  Siemens may, no more than once each calendar year, cause an independent public accounting firm to conduct an audit on reasonable notice of Wavecom's and its Subsidiaries applicable books and records and supporting information obtained under Section 6.1 above to confirm the royalty paid or to be paid to Siemens in accordance with the terms and conditions set forth in Section 3 above. Such independent public accounting shall be bound in writing to maintain the confidentiality of and not disclose the contents of such records and books accessed, except to the extent necessary to disclose the results of the audit to Siemens, or as otherwise required by law or legal process. Any information so revealed to Siemens by the independent auditing representative shall be kept in confidence and used solely for the purpose of verifying Wavecom's compliance with this Agreement. Siemens shall in no event use information obtained from the audit in a manner which is competitive to Wavecom. The cost of such audit shall be borne by Siemens, unless such audit determines that Wavecom has underpaid the royalties due hereunder by the lesser of (a) more than five percent (5%) or (b) one hundred thousand € in which case, Wavecom shall, in addition to paying the deficiency plus late payment charges, pay the cost of such audit. Wavecom shall preserve and maintain all such books and records required for audit for a period of five (5) years after the calendar quarter for which the books and records apply (but no more than two (2) years after any termination of this Agreement). All information acquired by Siemens from such audit shall be considered information subject to the terms and conditions of Section 7.2.

7 MISCELLANEOUS

        7.1  Nothing contained in this Agreement shall be construed as:

  •
  a warranty or representation that any manufacture, use and Sale of Licensed Products will be free from infringement of patents of third parties, or

  •
  a warranty of representation as to the validity and extent of protection of the Licensed Patents or if applicable in the future, of the Wavecom Essential Patents, or

  •
  a warranty or representation as to the quality or performance of Licensed Products made by Wavecom, or products made by Siemens as the case may be, or

  •
  granting a party hereto any right to use trade names or trade marks of the other Party, or

  •
  a warranty or representation to maintain the Licensed Patents or if applicable in the future, the Wavecom Essential Patents, or

  •
  an obligation to enforce Licensed Patents or Wavecom Essential Patents against third parties.

        7.2  The commercial terms and conditions of this Agreement shall be held in confidence by both Parties and their Subsidiaries and may be only disclosed as may be agreed to by both Parties in writing.

        7.3  Subject to Section 8.6 neither Party shall assign this Agreement or any right or interest under this Agreement, nor delegate any obligation to be performed under this Agreement, without the other Party's prior written consent, which consent shall be at the other Party's sole discretion.

        7.4  If any provision in this Agreement shall be held to be invalid or unenforceable, the remaining portions shall remain in effect. In the event such invalid or unenforceable provision is considered an essential element of this Agreement, the Parties shall promptly negotiate a replacement provision.

        7.5  No waiver of the terms and conditions of this Agreement, or the failure of either Party strictly to enforce any such term or condition on one or more occasions shall be construed as a waiver of the same or of any other term of condition of this Agreement on any other occasion.

        7.6  All notices, requests, demands, consents, agreements and other communications required or permitted to be given under this Agreement shall be in writing and shall be mailed to the Party to whom notice is to be given, by facsimile, and confirmed by first class mail, postage prepaid, and properly addressed as follow (in which case such notice shall be deemed to have been duly given on the day the notice is first received by the Party):

Wavecom S.A. Attn: Aram Hekimian, CEO 12, boulevard Garibaldi 92442 Issy-les Moulineaux Cedex, France Telephone No.: +33 1 46299410 Facsimile No.: +33 1 46295660	Siemens Aktiengesellschaft Licensing & Transactions Attn.: Dieter Reinhardt P.O. Box 22 16 34 D-80506 Munich, Germany Telephone No.: (49) 89 636 82880 Facsimile No.: (49) 89 636 81855
With a copy to: Lionel Bochurberg General Counsel Facsimile No.: +33 1 4629411	With a copy to: Head of Legal Services ICM Facsimile No.: +49 (89) 722-24942

        The above addresses can be changed by providing notice to the other Party in accordance with this Section.

8 TERM—TERMINATION—RIGHTS AFTER TERMINATION

        8.1  This Agreement shall become effective on the Effective Date and shall remain in effect until expiration of the last of the Licensed Patents and/or back licensed Wavecom Patents.

        8.2  In the event that either Party fails to perform its obligation and undertakings under this Agreement and such default is not cured within thirty (30) days after written notice from the other party, then the non defaulting Party shall have the right to forthwith terminate this Agreement upon written notice.

        8.3  A Party shall provide written notice (the "Notice") to the other Party immediately upon the occurrence of any of the following events (the "Events"): (a) insolvency, bankruptcy or liquidation or filing of any application therefor, or other commitment of an affirmative act of insolvency; (b) attachment, execution or seizure of substantially all of the assets or filing of any application therefor; (c) assignment or transfer of that portion of the business to which this Agreement pertains to a trustee for the benefit of creditors; (d) termination of its business or dissolution. Either Party shall also have the right to terminate this Agreement with immediate effect by giving written notice or termination to the other Party at any time upon or before the later of (i) sixty (60) days after the occurrence of any of the Events with respect to such other Party (unless such event ceases within such period), or (ii) sixty (60) days after receipt of the Notice (unless such event ceases within such period).

        8.4  Upon termination of this Agreement, all licenses granted hereunder to the defaulting Party shall also cease under any of the Licensed Patents or under any of Wavecom Essential Patents, respectively. Any termination or expiration of this Agreement under this Section 8 shall not relieve Wavecom from its obligation under Section 5 hereof to make a report or from its liability for payment of royalties on Licensed Products Sold on or prior to the date of such termination or expiration and shall not prejudice the right to recover any royalties or other sums due or accrued at the time of such termination or expiration and shall not prejudice any cause of action or claim accrued or to accrue on account of any breach or default. Furthermore, any termination or expiration of this Agreement under this Section shall not prejudice the right of Siemens to conduct a final audit of the records of Wavecom and its Subsidiaries in accordance with the provisions of Section 6 hereof. No termination hereunder shall limit the rights of a Party to sell those Licensed Products in inventory or in process at the time of termination, subject to payment of the royalty applicable to the sale of such Licensed Products and continued compliance with the other provisions of this Agreement.

        8.5  A license granted to a Subsidiary of a Party hereto shall terminate at the date such Subsidiary ceases to be a Subsidiary, however, if a Subsidiary ceases to be a Subsidiary and holds any patents licensed to the other Party or any of the other Party's Subsidiaries such license shall continue for the term and under the condition defined in this Agreement.

        8.6  If one Party or one of its Subsidiaries licensed under this Agreement divests either by way of a share deal or an asset deal or by way of an IPO all or parts of its business for mobile communication, after written request then to be forwarded within 120 days from the date of the divestiture to the other Party hereto by the divesting Party jointly with the acquiring third Party (except in case of an IPO where no third party acquires more than 25% of the divested business) the other Party shall agree to continue the license relationship with the divested business on the same terms and conditions as set out in this Agreement.

        8.7  The terms and conditions contained in this Agreement supersede all prior and contemporaneous oral or written understandings between the Parties with respect to the subject matter thereof and constitute the entire Agreement of the Parties with respect to such subject matter. Such terms and conditions shall not be modified or amended except by a writing signed by authorised representatives.

        8.8  The relationship between Siemens and Wavecom is that of independent contractors. Siemens and Wavecom are not joint venturers, partners, principal and agent, master and servant, employer and employee, and have not other relationship other than independent contracting parties.

        8.9  Neither Party shall be in default or liable for any loss or damage resulting from delays in performance or from failure to perform or comply with terms of this Agreement (other than the obligation to make payments, which shall not be affected by this provision) due to any causes beyond its reasonable control, which causes include but are not limited to Acts of God; riots and insurrections; war; fire; strikes and other labour difficulties or demands (whether or not the Party is in a position to concede to such demands), embargoes; judicial action; lack of or inability to obtain export permits or approvals; and acts of civil or military authorities.

9 DISPUTES ARBITRATION

        9.1  In the event of any dispute arising under, all disputes arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, representatives of both Parties shall enter into amicable negotiations with the aim to resolve the dispute. In case such attempt fails, the dispute shall be finally settled under the Rules of Arbitration for the International Chamber of Commerce Paris (ICC) by three arbitrators in accordance with the said Rules.

        9.2  Each party shall nominate one arbitrator for confirmation by the competent authority under the applicable Rules (Appointing Authority). Both arbitrators shall agree on the third arbitrator within 30 days. Should the two arbitrators fail, within the above time-limit, to reach agreement on the third arbitrator, the third arbitrator shall be appointed by the Appointing Authority. If there are two or more defendants, any nomination of an arbitration by or on behalf of such defendants must be by joint agreement between them. If such defendants fail, within the time-limit fixed by the Appointing Authority, to agree on such joint nomination, the proceedings against each of them must be separated.

        9.3  The seat of arbitration shall be Zurich, Switzerland. The procedural law of this place shall apply where the Rules are silent. The language to be used in the arbitration proceeding shall be English.

        9.4  All disputes shall be settled in accordance with the provisions of this Agreement otherwise in accordance with the substantive law in force in Switzerland without reference to other laws.

IN WITNESS WHEREOF; the Parties hereto have caused this Agreement to be executed as of the Effective Date: This Agreement may be signed in counterpart.

Wavecom S.A.		Siemens Aktiengesellschaft
Date, Place:	Paris, 21/01/02
By:	/s/ HERVÉ GAGNARD	By:	/s/ DIETER REINHARDT
	Hervé Gagnard		Dieter Reinhardt
Title:	Corporate Development Director	Title:	Managing Licensing Counsel
		By:	/s/ DR. MANFRED TASTO
Dr. Manfred Tasto
		Title:	Director Patents, Licensing & Trademarks

Annex: List of Licensed Patents (32)

Annex

List of Essential Patents

NO	INTERNAL FILE NO.	PUBLICATION NO.	COUNTRIES REGIONS	TITLE
1	1980 P 06602	US 4 843 612	CA, US	METHOD FOR JAM-RESISTANT COMMUNICATION TRANSMISSION
2	1982 P 01523	DE 32 25 443	DE	DEVICE FOR POINT-TO-POINT WIRE-FREE TRANSMISSION OF SPEECH
3	1986 P 08115	DE 36 38 735	DE	TELECOMMUNICATIONS NETWORK AS WELL AS SUBSCRIBER STATIONS AND CENTRAL STATION FOR A TELECOMMUNICATIONS NETWORK
4	1990 P 01221	EP 0 453 608	EP	METHOD FOR AUTOMATIC REDIALING OF SELECTIVE DIAL INFORMATION RECORDED IN A MEMORY
5	1993 P 04825	GB 2 279 207	GB, FI, EP	IMPROVEMENTS IN OR RELATING TO CELLULAR MOBILE RADIO SYSTEMS
6	1994 P 01132	US 5 648 967	FI, US, EP	METHOD AND ARRANGEMENT FOR TRANSMITTING INFORMATION IN A DIGITAL RADIO SYSTEM
7	1994 P 01214	EP 0 675 663	EP	METHOD FOR SETTING UP A CONNECTION BETWEEN A PLURALITY OF CELLULAR NETWORKS
8	1994 P 01849	EP 0 715 473	FI, EP	METHOD FOR THE USE OF SERVICES BY NETWORK SUBSCRIBERS
9	1995 P 01094	US 5 797 100	FI, US, EP	METHOD FOR SETTING UP A CALL CONNECTION FOR A GROUP CALL TO A GROUP OF MOBILE RADIO SUBSCRIBERS IN A MOBILE RADIO NETWORK
10	1995 P 01192	US 5 839 076	DE, CN, FI, US, EP	METHOD FOR THE TRANSMISSION OF SUBSCRIBER DATA BETWEEN NETWORK NODES IN AT LEAST ONE COMMUNICATIONS NETWORK SUPPORTING THE STRUCTURE OF AN INTELLIGENT NETWORK

11	1995 P 01595	US 6 185 196	DE, CN, US, EP	METHOD OF TRANSMITTING DATA PACKETS ACCORDING TO A PACKET DATA SERVICE IN A CELLULAR MOBILE RADIO NETWORK PROVIDED FOR VOICE AND DATA-TRANSMISSION
12	1995 P 01761	EP 0 850 512	EP	RADIO APPARATUS WITH SEVERAL FREQUENCY RANGES
13	1995 P 01906	DE 195 34 156	DE, IN, TW, US, EP	PROCESS FOR TRANSMITTING DATA PACKETS FROM MOBILE STATIONS TO BASE STATIONS IN MOBILE RADIO SYSTEMS OPERATED ON THE TIME MULTIPLEX SYSTEM
14	1995 P 02041	DE 195 36 524	DE, EP	TELECOMMUNICATION TERMINAL WITH FEATURE "CALLER IDENTIFICATION"
15	1995 P 02077	US 5 943 327	US, EP	METHOD AND ARRANGEMENT FOR TRANSMITTING DATA BETWEEN A CELLULARLY CONSTRUCTED MOBILE RADIOTELEPHONE NETWORK AND A MOBILE SUBSCRIBER STATION
16	1995 P 02090	EP 0 771 126	EP	METHOD FOR DISPLAYING TELEPHONE NUMBERS ON SUBSCRIBER STATIONS OF CALLING SUBSCRIBERS IN A VOICE GROUP CALL SERVICE
17	1995 P 02205	DE 195 49 009	DE, CN, US, EP	METHOD AND RADIO STATION FOR THE TRANSMISSION OF DATA BY WAY OF A GSM MOBILE RADIO NETWORK
18	1995 P 02287	DE 195 49 008	DE, IN, EP	METHOD FOR CONFIRMED MULTI-ADDRESS CALLING IN A REGIONALLY SPLIT GSM MOBILE RADIO NETWORK
19	1996 P 01003	DE 196 00 197	DE, CN, RU, US, EP	PROCESS AND DEVICE FOR DATA TRANSMISSION IN A CELLULAR RADIO SYSTEM
20	1996 P 01187	DE 196 08 464	DE, CN, IN, US, ZA, EP	METHOD FOR ADMINISTERING ADDITIONAL SERVICES IN A MOBILE COMMUNICATION NETWORK

21	1996 P 01998	DE 196 08 464	DE, CN, IN, US, ZA, EP	METHOD FOR ADMINISTERING ADDITIONAL SERVICES IN A MOBILE COMMUNICATION NETWORK
22	1996 P 02512	US 6 233 457	DE, US, EP	METHOD AND MOBILE COMMUNICATION SYSTEM FOR ROUTEING OF CALL CONNECTIONS
23	1996 P 02515	DE 196 47 629	DE, IN, ZA, BR, CN, SG, UA, US, EP	PROCESS AND BASE STATION SYSTEM FOR CONFIGURING AN AIR INTERFACE BETWEEN A MOBILE STATION AND A BASE STATION IN A TIME-DIVISION MULTIPLEX MOBILE RADIO TELEPHONE SYSTEM FOR PACKET DATA TRANSMISSION
24	1996 P 02627	WO98/23104	IN, ZA, CN, US, EP	PROCESS AND BASE STATION SYSTEM FOR CONFIGURING AN AIR INTERFACE BETWEEN A MOBILE STATION AND A BASE STATION IN A TIME-DIVISION MULTIPLEX MOBILE RADIO TELEPHONE SYSTEM FOR PACKET DATA TRANSMISSION
25	1996 P 02648	US 6 128 513	DE, CA, GB, IN, US	METHOD AND BASE STATION SYSTEM FOR VOICE TRANSMISSION VIA A RADIO INTERFACE IN A DIGITAL RADIO COMMUNICATION SYSTEM HAVING MOBILE STATIONS AND BASE STATIONS
26	1997 P 01223	DE 197 07 261	DE, ZA, US, EP	QUALITY OF SERVICE DEPENDENT PAGING IN GPRS
27	1997 P 01300	DE 197 09 713	DE	METHOD AND MOBILE COMMUNICATION SYSTEM FOR SUPPORTING PORTABILITY OF A MOBILE SUBSCRIBER TELEPHONE NUMBER
28	1997 P 01318	EP 0 590 500	CN, JP, US, EP	INPUT DEVICE FOR RADIO-OPERATED COMMUNICATION TERMINAL EQUIPMENT
29	1997 P 02469	US 6 226 498	DE, US, CN, EP	INTERCEPTION IN WIRELESS NETWORKS
30	1997 P 02855	WO98/23105	AR, IN, TW, ZA, AU, CN, US, EP	GPRS CONTINUOUS TIMING ADVANCE UPDATE

31	1998 P 01389	WO99/48318	DE, JP, KR, US, EP	METHOD, MOBILE STATION AND RADIO COMMUNICATION SYSTEM FOR CONTROLLING SAFETY RELATED FUNCTIONS IN COMMUNICATION HANDLING
32	1998 P 08172	WO00/31880	PCT	METHOD, BASE STATION AND SUBSCRIBER STATION FOR CHANNEL CODING IN A GSM MOBILE RADIO TELEPHONE SYSTEM

QuickLinks

  Exhibit 4.7
List of Essential Patents